JOHN HANCOCK HEDGED EQUITY & INCOME FUND
REQUIRED NOTICE TO SHAREHOLDERS – SOURCES OF DISTRIBUTION
UNDER SECTION 19(a)

BOSTON, MA (March 30, 2012) – John Hancock Hedged Equity & Income Fund (NYSE: HEQ) (the “Fund”), a closed-end fund managed by John Hancock Advisers, LLC (the “Adviser”), and subadvised by Wellington Management Company, LLP (the “Subadviser”), announced today sources of its quarterly distribution of $0.3237 per share payable today to all shareholders of record as of March 12, 2012. This press release is issued as required by the exemptive order received from the U.S. Securities and Exchange Commission.

This notice provides shareholders of the John Hancock Hedged Equity & Income Fund (NYSE: HEQ) with important information concerning the distribution declared in March 2012 and payable on March 30, 2012. No action is required on your part.

Distribution Period:	March 2012

Distribution Amount Per Common Share:	$0.3237

The following table sets forth the estimated sources of the current distribution, payable March 30, 2012, and the cumulative distributions paid this fiscal year to date from the following sources: net investment income; net realized short term capital gains; net realized long term capital gains; and return of capital or other capital source. All amounts are expressed on a per common share basis and as a percentage of the distribution amount.

				%
			Total	Breakdown
			Cumulative	of the Total
			Distributions	Cumulative
	Current	% Breakdown	for the Fiscal	Distributions
	Distribution	of the Current	Year to Date	for the Fiscal
Source	($)	Distribution	($)[1]	Year to Date

Net Investment
Income	0.0259	8%	0.0568	9%
Net Realized
Short Term
Capital Gains	0.0000	0%	0.0000	0%
Net Realized
Long Term	0.0000	0%	0.0000	0%

[1] The Fund’s current fiscal year began on November 1, 2011.

Capital Gains
Return of Capital
or Other
Capital Source	0.2978	92%	0.5748	91%

Total per common
share	0.3237	100%	0.6316	100%

Average annual total return (in relation to NAV) for the period commencing
on May 26, 2011 and ending on February 29, 2012	0.10%

Annualized current distribution rate expressed as a percentage of NAV as of
February 29, 2012	7.07%

Cumulative total return (in relation to NAV) for the fiscal year through
February 29, 2012	9.97%

Cumulative fiscal year to date distribution rate expressed as a percentage of
NAV as of February 29, 2012	3.45%

You should not draw any conclusions about the Fund’s investment performance from the amount of this distribution or from the terms of the Fund’s managed distribution plan.

The Fund estimates that it has distributed more than its income and net realized capital gains; therefore, a portion of your distribution may be a return of capital. A return of capital may occur, for example, when some or all of the money that you invested in the Fund is paid back to you. A return of capital distribution does not necessarily reflect the Fund’s investment performance and should not be confused with “yield” or “income.”

The amounts and sources of distributions reported in this Notice are only estimates and are not being provided for tax reporting purposes. The actual amounts and sources of the amounts for tax reporting purposes will depend upon the Fund’s investment experience during the remainder of its fiscal year and may be subject to changes based on tax regulations. The Fund will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purposes.

The Fund has declared this distribution pursuant to the Fund’s managed distribution plan (the “Plan”). Under the Plan, the Fund makes quarterly distributions of an amount equal to 1.8125% of the Fund’s NAV as of each measuring date, based upon an annual rate of 7.25% as of such measuring dates. The amount of each quarterly distribution is determined based on the NAV of the Fund at the close of the New York Stock Exchange on the last business day of the month ending two months prior to each quarterly declaration date.

If you have questions or need additional information, please contact your financial professional or call the John Hancock Funds Closed-End Fund Information Line at 1-800-843-0090, Monday through Friday between 8:00 a.m. and 7:00 p.m., Eastern Time.

Statements in this press release that are not historical facts are forward-looking statements as defined by the United States securities laws. You should exercise caution in interpreting and relying on forward-looking statements because they are subject to uncertainties and other factors which are, in some cases, beyond the Fund’s control and could cause actual results to differ materially from those set forth in the forward-looking statements.

Wellington Management Company, LLP is an independent and unaffiliated investment sub-adviser to John Hancock Funds.

About John Hancock Funds

The Boston-based mutual fund business unit of John Hancock Financial, John Hancock Funds, manages more than $66.4 billion in open-end funds, closed-end funds, private accounts, retirement plans and related party assets for individual and institutional investors at December 31, 2011.

About John Hancock Financial and Manulife Financial Corporation

John Hancock Financial is a unit of Manulife Financial Corporation, a leading Canadian-based financial services group serving millions of customers in 22 countries and territories worldwide. Operating as Manulife Financial in Canada and in most of Asia, and primarily as John Hancock in the United States, Manulife Financial Corporation offers clients a diverse range of financial protection products and wealth management services through its extensive network of employees, agents and distribution partners. Funds under management by Manulife Financial and its subsidiaries were Cdn$500 billion (US$491 billion) at December 31, 2011.

Manulife Financial Corporation trades as ‘MFC’ on the TSX, NYSE and PSE, and under ‘945’ on the SEHK. Manulife Financial can be found on the Internet at www.manulife.com.

The John Hancock unit, through its insurance companies, comprises one of the largest life insurers in the United States. John Hancock offers a broad range of financial products and services, including life insurance, fixed and variable annuities, fixed products, mutual funds, 401(k) plans, long-term care insurance, college savings, and other forms of business insurance. Additional information about John Hancock may be found at www.johnhancock.com.

JOHN HANCOCK HEDGED EQUITY & INCOME FUND
REQUIRED NOTICE TO SHAREHOLDERS – SOURCES OF DISTRIBUTION
UNDER SECTION 19(a)

BOSTON, MA (December 30, 2011) – John Hancock Hedged Equity & Income Fund (NYSE: HEQ) (the “Fund”), a closed-end fund managed by John Hancock Advisers, LLC (the “Adviser”), and subadvised by Wellington Management Company, LLP (the “Subadviser”), announced today sources of its quarterly distribution of $0.3079 per share payable today to all shareholders of record as of December 12, 2011. This press release is issued as required by the exemptive order received from the U.S. Securities and Exchange Commission.

This notice provides shareholders of the Fund with important information concerning the distribution declared in December 2011 and payable on December 30, 2011. No action is required on your part.

Distribution Period:	December 2011

Distribution Amount Per Common Share:	$0.3079

The following table sets forth the estimated sources of the current distribution, payable December 30, 2011, and the cumulative distributions paid this fiscal year to date from the following sources: net investment income; net realized short term capital gains; net realized long term capital gains; and return of capital or other capital source. All amounts are expressed on a per common share basis and as a percentage of the distribution amount.

				% Breakdown
				of the Total
			Total Cumulative	Cumulative
	Current	% Breakdown	Distributions for	Distributions
	Distribution	of the Current	the Fiscal Year to	for the Fiscal
Source	($)	Distribution	Date ($)[1]	Year to Date

Net Investment
Income	0.0308	10%	0.0308	10%
Net Realized Short
Term Capital
Gains	0.0585	19%	0.0585	19%
Net Realized Long
Term Capital
Gains	0.0000	0%	0.0000	0%
Return of Capital or
Other Capital	0.2186	71%	0.2186	71%

[1] The Fund’s current fiscal year began on November 1, 2011.

Source

Total per common
share	0.3079	100%	0.3079	100%

Average annual total return (in relation to NAV) for the period commencing on May
26, 2011 and ending on November 30, 2011	(7.91%)

Annualized current distribution rate expressed as a percentage of NAV as of
November 30, 2011	7.16%

Cumulative total return (in relation to NAV) for the fiscal year through November 30,
2011	1.18%

Cumulative fiscal year to date distribution rate expressed as a percentage of NAV as
of November 30, 2011	1.79%

You should not draw any conclusions about the Fund’s investment performance from the amount of this distribution or from the terms of the Fund’s managed distribution plan.

The Fund estimates that it has distributed more than its income and net realized capital gains; therefore, a portion of your distribution may be a return of capital. A return of capital may occur, for example, when some or all of the money that you invested in the Fund is paid back to you. A return of capital distribution does not necessarily reflect the Fund’s investment performance and should not be confused with “yield” or “income.”

The amounts and sources of distributions reported in this Notice are only estimates and are not being provided for tax reporting purposes. The actual amounts and sources of the amounts for tax reporting purposes will depend upon the Fund’s investment experience during the remainder of its fiscal year and may be subject to changes based on tax regulations. The Fund will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purposes.

The Fund has declared this distribution pursuant to the Fund’s managed distribution plan (the “Plan”). Under the Plan, the Fund makes quarterly distributions of an amount equal to 1.8125% of the Fund’s NAV as of each measuring date, based upon an annual rate of 7.25% as of such measuring dates. The amount of each quarterly distribution is determined based on the NAV of the Fund at the close of the New York Stock Exchange on the last business day of the month ending two months prior to each quarterly declaration date.

If you have questions or need additional information, please contact your financial professional or call the John Hancock Funds Closed-End Fund Information Line at 1-800-843-0090, Monday through Friday between 8:00 a.m. and 7:00 p.m., Eastern Time.

Statements in this press release that are not historical facts are forward-looking statements as defined by the United States securities laws. You should exercise caution in interpreting and relying on forward-looking statements because they are subject to uncertainties and other factors which are, in some cases, beyond the Fund’s control and could cause actual results to differ materially from those set forth in the forward-looking statements.

Wellington Management Company, LLP is an independent and unaffiliated investment sub-adviser to John Hancock Funds.

About John Hancock Funds

The Boston-based mutual fund business unit of John Hancock Financial, John Hancock Funds, manages more than $62.3 billion in open-end funds, closed-end funds, private accounts, retirement plans and related party assets for individual and institutional investors at September 30, 2011.

About John Hancock Financial and Manulife Financial Corporation

John Hancock Financial is a unit of Manulife Financial Corporation, a leading Canadian-based financial services group serving millions of customers in 22 countries and territories worldwide. Operating as Manulife Financial in Canada and in most of Asia, and primarily as John Hancock in the United States, Manulife Financial Corporation offers clients a diverse range of financial protection products and wealth management services through its extensive network of employees, agents and distribution partners. Funds under management by Manulife Financial and its subsidiaries were Cdn$492 billion (US$473 billion) at September 30, 2011.

Manulife Financial Corporation trades as ‘MFC’ on the TSX, NYSE and PSE, and under ‘945’ on the SEHK. Manulife Financial can be found on the Internet at www.manulife.com.

The John Hancock unit, through its insurance companies, comprises one of the largest life insurers in the United States. John Hancock offers a broad range of financial products and services, including life insurance, fixed and variable annuities, fixed products, mutual funds, 401(k) plans, long-term care insurance, college savings, and other forms of business insurance. Additional information about John Hancock may be found at www.johnhancock.com.